________________, 2016
Sun Communities, Inc.
Sun Communities Operating Limited Partnership
27777 Franklin Road, Suite 200
Southfield, Michigan 48034

Ladies and Gentlemen:
This letter is being delivered to you in connection with the transactions contemplated by that certain Stock Purchase Agreement, dated ____________, 2016 (the “Purchase Agreement”), by and between Carefree Communities Intermediate Holdings LLC (“Carefree”) and Sun Communities Operating Limited Partnership (the “Partnership”).

Pursuant to the Purchase Agreement, Sun Communities, Inc. (the “Company”) has issued to Carefree ________ shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”).

As a condition to the closing of the transactions contemplated in the Purchase Agreement, Carefree hereby agrees that it will not without the prior written consent of the Company directly or indirectly Transfer (as defined below) any of the Common Shares, or publicly announce an intention to effect any Transfer of any of the Common Shares for a period from the date hereof until ____________, 2016.

As used herein, a “Transfer” of Common Shares means any offer, sale, contract to sell, pledge, assignment, gift, transfer or other disposal of (or the entry into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by Carefree or any of its Affiliates (as defined in the Purchase Agreement) or any person in privity with Carefree or any of its Affiliates), directly or indirectly, including the filing (or participation in the filing) (in each case other than pursuant to the Registration Rights Agreement, by and between the Company and Carefree) of a registration statement with the U.S. Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, with respect to any of the Common Shares.

Notwithstanding the foregoing, (a) Carefree (and the permitted transferees described in this clause (a)) may transfer such shares of Common Stock to its Affiliates or any direct or indirect equityholders of Carefree or any investment fund or other entity controlled or managed by Carefree or any Affiliate of the undersigned; provided that the transferee agrees in writing with the Company to be bound by the terms of this letter agreement (b) Carefree (and the permitted transferees described in this paragraph) may transfer such shares of Common Stock to the Company or other persons approved in writing by the Company; provided that the transferee (if other than the Company) agrees in writing with the Company to be bound by the terms of this letter agreement or (c) Carefree (and the permitted transferees described in this paragraph) may transfer such shares of Common Stock pursuant to any merger, tender offer or exchange offer involving the Company, or other business combination, acquisition of assets or similar transaction or change of control of the Company, pursuant to which the Common Stock would be acquired.
In furtherance of the foregoing, the Company and its duly appointed transfer agent and registrar are hereby authorized to decline to make any Transfer of Common Shares if such Transfer would constitute a violation or breach of this letter agreement.
Each party hereto hereby represents and warrants that it has full power and authority to enter into this letter agreement and that upon the request of the other party, it will execute any additional documents necessary to ensure the validity or enforcement of this letter agreement.
In the event a party takes legal action to enforce this letter agreement and prevails in such action, the other party shall pay the reasonable costs, fees and expenses (including reasonable attorneys fees) incurred by such first party to prosecute or defend such action.
This letter agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the Company, the Partnership and Carefree. Each party hereto agrees that the failure of the other party hereto to enforce any provision or obligation under this letter agreement shall not constitute a waiver of or serve as a bar to the subsequent enforcement of such provision or obligation or any other provisions or obligations under this letter agreement.
This letter agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the law of the State of Delaware, not taking into account any rules of conflicts laws that would cause the application of the laws of any other jurisdiction.
Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this letter agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.
This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, estates, personal representatives, successors, transferees and assigns.
[Signatures on the Next Page]

Yours very truly,
Carefree Communities Intermediate Holdings LLC

By:
Name:
Its:

* * *

Acknowledged and accepted:

Sun Communities Operating Limited Partnership
By: Sun Communities, Inc., General Partner
By: Name: Its:
Sun Communities, Inc. a Maryland corporation

By: Name: Its:

[Signature page to lockup agreement]